Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142131

Prospectus Supplement No. 2

This supplement to the proxy statement/prospectus of Charter Financial Corporation dated April 23, 2007, will be sent on or about May 17, 2007 to beneficial holders of Charter Financial Corporation common stock as of April 19, 2007.

CHARTER FINANCIAL CORPORATION

10885 N.E. 4th Street

Suite 100

Bellevue, Washington 98004

May 17, 2007

Dear Fellow Shareholder:

As you know, Boston Private Financial Holdings, Inc. (“Boston Private”) and Charter Financial Corporation (“Charter Financial”) have entered into an Agreement and Plan of Merger, dated as of March 3, 2007, pursuant to which Charter Financial would merge into Boston Private.

Completion of the merger is subject to approval of the merger agreement by the shareholders of Charter Financial as well as the approval of various state and federal regulatory agencies. By now, you should have received the proxy statement/prospectus for the annual meeting which, among other things, describes the terms of the proposed merger and provides information about Boston Private. Enclosed is a prospectus supplement dated May 11, 2007, to the proxy statement/prospectus including Boston Private’s Quarterly report on Form 10-Q for the quarter ended March 31, 2007 which provides important information about Boston Private, including information contained in the Executive Summary beginning on page 14.

We encourage you to read the prospectus supplement carefully and to contact us if you have any questions regarding Boston Private or the proposed merger.

To ensure all shareholders have the opportunity to consider this additional information we have postponed our annual meeting of shareholders from Thursday, May 24, 2007 to Friday, June 1, 2007. The meeting on June 1, 2007 will still be held at the Bellevue Club, 11200 S.E. 6th Street, Bellevue, Washington 98004, at 10:00 a.m. local time.

If you have already voted in person or by proxy and do not wish to change your vote, you do not need to do anything further. Your previous vote will remain in effect.

If you wish to change your vote, or have not yet voted your shares, please follow the instructions on the proxy card. Please remember – if you have already voted and do not wish to change your vote, you do not need to do anything further. In such case, you should not resubmit a new proxy card.

Charter Financial’s board of directors has determined that the merger is advisable and in the best interests of its shareholders, has adopted the merger agreement and recommends that you vote “FOR” adoption and approval of the merger agreement and the other matters to be acted upon at the meeting. We look forward to proceeding with this proposed merger. If you have any questions about this material please contact me or Terry Peterson, President, at 425/585-5015 or 425/586-5030, respectively.

Sincerely,

Keith B. Jackson

Chairman and Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF

CHARTER FINANCIAL CORPORATION

TO BE HELD JUNE 1, 2007

The undersigned hereby appoints Keith B. Jackson and Patrick G. McDermott and each of them individually, as the lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of Common Stock of Charter Financial Corporation (“Company”) held of record by the undersigned as of April 19, 2007, at the Annual Meeting of Shareholders to be held at the Bellevue Club, 11200 S.E. 6th Street, Bellevue, Washington on Friday, June 1, 2007 at 10:00 a.m., local time, or at any adjournment or postponement thereof.

ITEM 1.	Agreement and Plan of Merger. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 3, 2007, by and between the Company and Boston Private Financial Holdings, Inc. a Massachusetts corporation (“Boston Private”), as it may be amended from time to time, which provides for, among other things, the merger of the Company into Boston Private.

    ☐  FOR            ☐  AGAINST            ☐  ABSTAIN

ITEM 2.	Election of Directors. The election of nine directors of the Company to serve until the completion of the merger, or if the merger is not completed, until the 2008 annual meeting of shareholders.

  ☐  FOR            ☐  VOTE WITHHELD

Douglas A. Cruickshank Michael K. Hubbard Keith B. Jackson	Randy C. James Patrick G. McDermott Terry Peterson	A.P. Simon Nicholas N. Westlund Kathleen P. Wilcox, JD

To withhold your vote for any individual nominee, write the nominee’s name on the line below.

ITEM 3. Adjournment of the Annual Meeting. To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the Annual Meeting to approve Item 1.

    ☐  FOR            ☐  AGAINST            ☐  ABSTAIN

The Board of Directors recommends a vote “FOR” each of the listed propositions.

When properly executed and delivered to the Company in accordance with the below instructions, this proxy will be voted in the manner directed by the shareholder. If no direction is specified, this proxy will be voted FOR each of the propositions stated above. If any other business is presented at the annual meeting, this proxy will be voted by the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the Annual Meeting.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxies may do by virtue hereof.

[Continued and to be signed on reverse side]

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment or postponement thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said agents and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting of Shareholders and a Prospectus/Proxy Statement dated April 23, 2007 and the prospectuses dated May 11, 2007 and May 17, 2007.

Instructions.

Please sign below exactly as your shares are held of record. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

USING THE ENCLOSED ENVELOPE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY TO INVESTOR RELATIONS AT 10885 N.E. 4th STREET, SUITE 100, BELLEVUE, WASHINGTON 98004. TO BE EFFECTIVE, THIS PROXY MUST BE RECEIVED ON OR PRIOR TO 10:00 AM PACIFIC DAYLIGHT SAVINGS TIME ON JUNE 1, 2007.

Date:                                         , 2007

Signature

Print Name:

Signature, if held jointly

Print Name:

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS.  ☐